Exhibit 2.4

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO THE STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of January 3, 2022 (the “Amendment Date”), is made by and among Carrier Global Corporation, a Delaware corporation (“Parent”), Carrier Investments UK Limited, a UK limited company (the “Seller”), Chubb Limited, a UK limited company (the “Company”), and APi Group Corporation, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, the parties to this Amendment entered into that certain Stock Purchase Agreement, dated as of July 26, 2021 (the “Agreement”);

WHEREAS, Section 11.9 of the Agreement provides that the Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such modification or amendment is sought;

WHEREAS, Section 11.9 of the Agreement further provides that any party to the Agreement may, only by an instrument in writing, waive compliance by the other party to the Agreement with any other term or provision of the Agreement on the part of such other party to the Agreement to be performed or complied with;

WHEREAS, the parties hereto desire to enter into this Amendment to amend certain provisions of the Agreement, and to waive compliance with certain covenants set forth in the Agreement, in each case as more fully set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows. Capitalized terms used but not defined in this Amendment shall have the meanings set forth for such terms in the Agreement.

1.
Agreements Pertaining to the Sales of the Shares, the Thai JV Shares and the Canadian Shares
(a)
Amendments to Section 1.1. (i) Section 1.1 of the Agreement is hereby amended to insert the following defined terms (in appropriate alphabetical order):

“APi Group” shall mean APi Group Inc., a Minnesota corporation.

“Base Canadian Purchase Price” shall mean $450,000,000.

“Base Shares Purchase Price” shall mean $2,648,000,000.

“Base Thai JV Purchase Price” shall mean $2,000,000.

“Canadian Net Indebtedness” shall mean an amount, which may be positive or negative, equal to (a) Chubb Canada Indebtedness minus (b) Chubb Canada Cash.

“Canadian Net Indebtedness Adjustment Amount” shall mean an amount, which may be positive or negative, if any, of Canadian Net Indebtedness set forth in the Estimated Closing Statement.

“Canadian Shares” shall mean 2 common shares in the capital of Chubb Canada.

“Canadian Share Transfer Document” shall mean the share transfer document substantially in the same form as Exhibit A to the Amendment to this Agreement dated as of January 3, 2022.

“Canadian Transfer” shall mean the sale of the Canadian Shares directly to Vipond by Seller at the Closing.

“Canadian Transfer Liabilities” shall mean all Taxes (including Transfer Taxes) and Liabilities arising out of or resulting from the sale and transfer of the Canadian Shares pursuant to the Canadian Transfer (including the distributions of the Canadian Shares by Chubb Group Limited to the Company and by the Company to Seller in connection with the Canadian Transfer), to the extent such Taxes or Liabilities would not have been incurred if such sale were consummated in accordance with the Closing Structure included in the Parent Disclosure Schedule as of the date of this Agreement.

“Chubb Canada” shall mean Chubb Fire & Security Canada Corporation, a Nova Scotia unlimited liability company.

“Chubb Canada Cash” shall mean all cash amounts of Chubb Canada and its Subsidiaries which otherwise are considered “Cash and Cash Equivalents” under GAAP, (a) plus, without duplication, all deposits in transit, and (b) less, without duplication, (i) all payments made but not yet cleared and (ii) all Taxes or related penalties associated with the transfer of Chubb Canada Cash outside of the jurisdiction in which it is held.

“Chubb Canada Indebtedness” shall mean, without duplication, in each case as of immediately prior to the Closing: (a) any indebtedness for borrowed money of Chubb Canada and its Subsidiaries, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures; (b) any obligations of Chubb Canada and its Subsidiaries in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) any obligations of Chubb Canada and its Subsidiaries arising under any swap or hedging Contract; (d) any obligations of Chubb Canada and its Subsidiaries arising under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (e) any indebtedness of Chubb

Canada and its Subsidiaries secured by any mortgage, indenture or deed of trust upon any asset; (f) all amounts owed by Chubb Canada and its Subsidiaries to any Person under any earn-out or similar performance payment and any other amounts outstanding in respect of past acquisitions (assuming the maximum amount of any such earn-out or similar performance payment is payable); (g) all net outstanding intercompany obligations owing by Chubb Canada and its Subsidiaries to any member of the Parent Group of a type required to be satisfied at or prior to Closing pursuant to Section 5.7 and that were not so satisfied; (h) any intercompany indebtedness among Chubb Canada and its Subsidiaries, or any of them and another Transferred Entity (“Canadian Intercompany Indebtedness”); and (i) any interest, fee or other expense regarding any of the foregoing; provided, that Chubb Canada Indebtedness shall not include any Carrier Liabilities.

“Closing Canadian Purchase Price” shall mean an amount equal to (a) the Base Canadian Purchase Price minus (b) the Canadian Net Indebtedness Adjustment Amount.

“Closing Shares Purchase Price” shall mean an amount equal to (a) the Base Shares Purchase Price plus (b) the difference of (i) the Closing Working Capital Adjustment Amount, minus (ii) the Net Indebtedness Adjustment Amount (which difference, determined pursuant to this clause (b), may be positive or negative).

“Closing Thai JV Purchase Price” shall mean an amount equal to (a) the Base Thai JV Purchase Price minus (b) the Thai JV Net Indebtedness Adjustment Amount.

“Closing Working Capital Adjustment Amount” shall mean an amount, which may be positive or negative, that shall be equal to (i) the amount of Working Capital set forth in the Estimated Closing Statement, minus (ii) the Target Working Capital Amount.

“Net Indebtedness Adjustment Amount” shall mean an amount, which may be positive or negative, if any, of Net Indebtedness set forth in the Estimated Closing Statement.

“Shares Purchaser” shall mean APi Group UK HoldCo Limited, a UK limited company.

“Thai JV” shall mean Chubb (Thailand) Limited, a limited company incorporated in Thailand.

“Thai JV Cash” shall mean the product obtained by multiplying (a) 0.51 by (b) all cash amounts of the Thai JV which otherwise are considered “Cash and Cash Equivalents” under GAAP, (i) plus, without duplication, all deposits in transit, and (ii) less, without duplication, (A) all payments made but not yet cleared and (B) all Taxes or related penalties associated with the transfer of Thai JV Cash outside of the jurisdiction in which it is held.

“Thai JV Indebtedness” shall mean the product obtained by multiplying (a) 0.51 by (b) an amount equal to, without duplication, in each case as of immediately prior to the Closing: (i) any indebtedness for borrowed money of the Thai JV, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures; (ii) any obligations of the Thai JV in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (iii) any obligations of the Thai JV arising under any swap or hedging Contract; (iv) any obligations of the Thai JV arising under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (v) any indebtedness of the Thai JV secured by any mortgage, indenture or deed of trust upon any asset; (vi) all amounts owed by the Thai JV to any Person under any earn-out or similar performance payment and any other amounts outstanding in respect of past acquisitions (assuming the maximum amount of any such earn-out or similar performance payment is payable); (vii) all net outstanding intercompany obligations owing by the Thai JV to any member of the Parent Group of a type required to be satisfied at or prior to Closing pursuant to Section 5.7 and that were not so satisfied; (viii) any intercompany indebtedness among the Thai JV and any other Transferred Entity (“Thai Intercompany Indebtedness”); and (ix) any interest, fee or other expense regarding any of the foregoing; provided, that Thai JV Indebtedness shall not include any Carrier Liabilities.

“Thai JV Net Indebtedness” shall mean an amount, which may be positive or negative, equal to the difference of (a) Thai JV Indebtedness minus (b) Thai JV Cash.

“Thai JV Net Indebtedness Adjustment Amount” shall mean an amount, which may be positive or negative, if any, of Thai JV Net Indebtedness set forth in the Estimated Closing Statement.

“Thai JV Shares” shall mean 1,060,794 shares of the Thai JV.

“Thai Seller” shall mean Carrier Fire & Security Corporation, a Delaware corporation.

“Thai Share Transfer Document” shall mean the share transfer document substantially in the same form as Exhibit B to the Amendment to this Agreement dated as of January 3, 2022.

“Vipond” shall mean Vipond Inc., an Ontario corporation.

(ii) The definition of the term “Ancillary Agreements” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Ancillary Agreements” shall mean the Transition Services Agreement, the Share Transfer Form, the Thai Share Transfer Document and the Canadian Share Transfer Document.

(b)
The definition of the term “Carrier Liabilities” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Carrier Liabilities” shall mean, (a) any Liability that is not a Chubb Liability, (b) any Liability, whether arising prior to, on or after the Closing Date, relating to, arising out of, or resulting from the Pre-Closing Restructuring and (c) any Parent Transaction Expenses, in each case excluding any Canadian Transfer Liabilities.

(c)
Clause (d) of the definition of the term “Chubb Liabilities” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“for Taxes (other than (i) Pre-Closing Restructuring Taxes or (ii) the amount of any current Taxes taken into account in calculating Working Capital, but including, for the avoidance of doubt, any Taxes that are Canadian Transfer Liabilities) imposed in respect of any Chubb Assets, the Business or any Transferred Entity for any taxable period (or portion thereof);”

(d)
The definition of the term “Net Indebtedness” set forth in Section `1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Net Indebtedness” shall mean an amount, which may be positive or negative, equal to (a) Indebtedness (excluding Chubb Canada Indebtedness and Thai JV Indebtedness) minus (b) the sum of (i) Cash (excluding Chubb Canada Cash and Thai JV Cash), (ii) Canadian Intercompany Indebtedness, plus any interest, fees, or other expenses relating to Canadian Intercompany Indebtedness to the extent included in Chubb Canada Indebtedness, and (iii) the product obtained by multiplying (a) 0.51 by (b) an amount equal to Thai Intercompany Indebtedness, plus any interest, fees or other expenses relating to Thai Intercompany Indebtedness to the extent included in Thai JV Indebtedness.

(e)
The definition of the term “Parent Transaction Expenses” set forth in Section 1.1 of the Agreement is hereby amended by inserting the following text immediately prior to the period at the end thereof:

“; provided, however, that Parent Transaction Expenses shall exclude any Canadian Transfer Liabilities”

(f)
The definition of the term “Pre-Closing Restructuring Taxes” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Pre-Closing Restructuring Taxes” shall mean any Taxes imposed in connection with the Pre-Closing Restructuring, including without limitation all Income Taxes, Transfer Taxes and other Taxes, but excluding any Canadian Transfer Liabilities.

(g)
Amendment to Section 2.1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), and in the following order, Parent (x) shall cause the Thai Seller to transfer, convey, assign and deliver to APi Group, and Purchaser shall cause APi Group to purchase and acquire from the Thai Seller, all of the Thai Seller’s right, title and interest in and to the Thai JV Shares, (y) shall cause the Seller to transfer, convey, assign and deliver to Vipond, and Purchaser shall cause Vipond to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Canadian Shares, and (z) shall, or shall cause the Seller to, transfer, convey, assign and deliver to the Shares Purchaser, and Purchaser shall cause the Shares Purchaser to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Shares (the transactions set forth in clauses (x), (y) and (z), collectively, the “Sale”).”

(h)
Amendment to Section 2.2. Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.2 Closing Purchase Price. In consideration for the Shares, the Thai JV Shares and the Canadian Shares, at the Closing, Purchaser shall deliver to the Seller and to the Thai Seller (directly or to the Seller on the Thai Seller’s behalf), in cash, an aggregate amount equal to the sum of (a) the Closing Shares Purchase Price, (b) the Closing Thai JV Purchase Price and (c) the Closing Canadian Purchase Price.”

(i)
Amendments to Section 2.3.
(i)
Section 2.3(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) Parent shall, or shall cause the Seller and the Thai Seller, as applicable, to:”

(ii)
Section 2.3(b)(i)(A) of the Agreement is hereby amended and restated in its entirety as follows:

“(A) (1) deliver to APi Group a duly executed Thai Share Transfer Document, together with the existing share certificates representing the Thai JV Shares, and a copy of the share register book of Chubb (Thailand) Limited in which the transfer of the Thai JV Shares to APi Group has been recorded, (2) convey to Vipond all of the Seller’s right, title and interest in the Canadian Shares, together with a duly executed Canadian Share Transfer Document therefor and the existing share certificate representing the Canadian Shares, and (3) convey to the Shares Purchaser all of the Seller’s right, title and interest in the Shares, together with a duly executed Share Transfer Form therefor;”

(iii)
Section 2.3(b)(ii)(A) of the Agreement is hereby amended and restated in its entirety as follows:

“(A) deliver to (1) the Thai Seller, directly or to Seller on the Thai Seller’s behalf, an amount equal to the Closing Thai JV Purchase Price, and (2) the Seller an amount equal to the sum of (x) in respect of the Canadian Shares, the Closing Canadian Purchase Price, and (y) in respect of the Shares, an amount equal to the Closing Shares Purchase Price, in each case by wire transfer, to an account or accounts designated by Parent prior to the Closing, of immediately available funds;”

(j)
Amendment to Section 2.4. Section 2.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Not less than three (3) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a good faith estimate of each of (i) Working Capital, (ii)(A) Cash (excluding Thai JV Cash and Chubb Canada Cash), (B) Thai JV Cash and (C) Chubb Canada Cash and (iii)(A) Indebtedness (excluding Thai JV Indebtedness and Chubb Canada Indebtedness), (B) Thai JV Indebtedness and (C) Chubb Canada Indebtedness (collectively, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Parent’s determination of (A) the Closing Working Capital Adjustment Amount, Net Indebtedness Adjustment Amount and the Closing Shares Purchase Price, (B) the Thai JV Net Indebtedness Adjustment Amount and Closing Thai JV Purchase Price and (C) the Canadian Net Indebtedness Adjustment Amount and Closing Canadian Purchase Price, and (ii) the account or accounts to which Purchaser shall transfer the Closing Canadian Purchase Price, Closing Thai JV Purchase Price and Closing Shares Purchase Price pursuant to Section 2.3.”

(k)
Amendments to Section 2.5.
(i)
Section 2.5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Within fifty (50) Business Days after the Closing Date, Parent shall prepare in good faith and deliver to Purchaser a statement of (i) Working Capital, (ii)(A) Cash (excluding Thai JV Cash and Chubb Canada Cash), (B) Thai JV Cash and (C) Chubb Canada Cash and (iii)(A) Indebtedness (excluding Thai JV Indebtedness and Chubb Canada Indebtedness), (B) Thai JV Indebtedness and (C) Chubb Canada Indebtedness (collectively, the “Initial Closing Statement”); provided that if Purchaser and the Transferred Entities fail to provide access in accordance with Section 2.5(b), such time period shall be automatically extended by the length of time it takes Purchaser and the Transferred Entities to provide such access. The Initial Closing Statement shall be prepared in good faith in accordance with the Accounting Principles, applied consistently with their application in connection with the preparation of the Estimated Closing Statement.”

(ii)
Section 2.5(b) is hereby amended by inserting the text “, Thai JV Net Indebtedness and Canadian Net Indebtedness” after the words “Net Indebtedness” therein.
(l)
Amendment to Section 2.6. Section 2.6(e) is hereby amended by inserting the text “, Thai JV Net Indebtedness Adjustment Amount and Canadian Net Indebtedness Adjustment Amount” after the words “Net Indebtedness Adjustment Amount” therein.
(m)
Amendment to Section 2.7. Section 2.7 of the Agreement is hereby amended and restated in its entirety as follows:

“The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (1) in the case of the purchase price for the Shares, the sum of (a) (i) the amount of Working Capital set forth in the Final Closing Statement, minus (ii) the amount of Working Capital set forth in the Estimated Closing Statement, plus (b) (i) the amount of Net Indebtedness set forth in the Estimated Closing Statement minus (ii) the amount of Net Indebtedness set forth in the Final Closing Statement, (2) in the case of the purchase price for the Thai JV Shares, (a) the amount of Thai JV Net Indebtedness set forth in the Estimated Closing Statement minus (b) the amount of Thai JV Net Indebtedness set forth in the Final Closing Statement, and (3) in the case of the purchase price for the Canadian Shares, (a) the amount of Canadian Net Indebtedness set forth in the Estimated Closing Statement minus (b) the amount of Canadian Net Indebtedness set forth in the Final Closing Statement. If the sum of the amounts calculated pursuant to clauses (1), (2) and (3) of the immediately preceding sentence is (x) a positive amount, then Purchaser shall pay in cash to the Seller (or one or more Affiliates designated by Parent) the absolute value of such amount, and (y) a negative amount, then the Seller (or an Affiliate designated by Parent) shall pay in cash to Purchaser the absolute value of such amount. As adjusted pursuant to the Post-Closing Adjustment, the Closing Shares Purchase Price shall be the “Final Shares Purchase Price”, the Closing Thai JV Purchase Price shall be the “Final Thai JV Purchase Price” and the Closing Canadian Purchase Price shall be the “Final Canadian Purchase Price”. Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to the payment within three (3) Business Days after the determination of the Final Closing Statement.”

(n)
Amendment to Section 3.2. Section 3.2(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Section 3.2(b) of the Parent Disclosure Schedule sets forth all of the authorized and issued Equity Interests of the Transferred Entities and there are no other Equity Interests of any Transferred Entity. The Company owns, directly or indirectly, all of the Equity Interests in the Transferred Entities (other than the Company, the Thai JV and Chubb Canada), the Seller owns, directly or indirectly, all of the Equity Interests of Chubb Canada, and the Thai Seller owns the Thai JV

Shares, in each case free and clear of all Liens (other than restrictions imposed by securities laws applicable to securities generally and rights of the Purchaser under this Agreement). All of the Equity Interests in the Transferred Entities constitute the entire issued and outstanding share capital of the Transferred Entities and are duly authorized, validly allotted and issued, fully paid and nonassessable. No unissued shares of any Transferred Entity are under option or agreed conditionally or unconditionally to be placed under option.”

(o)
Amendment to Section 7.8. Section 7.8 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary in this Agreement, except for Transfer Taxes relating to or with respect to the Pre-Closing Restructuring (other than Transfer Taxes that (i) are Canadian Transfer Liabilities or (ii) for the avoidance of doubt, arise from the sale of Thai Seller’s right, title and interest in and to the Thai JV Shares to APi Group), Purchaser shall pay, when due, and be responsible for, any Transfer Taxes. All Transfer Taxes relating or with respect to the Pre-Closing Restructuring (except for Transfer Taxes that (i) are Canadian Transfer Liabilities or (ii) for the avoidance of doubt, arise from the sale of Thai Seller’s right, title and interest in and to the Thai JV Shares to APi Group) shall be borne and paid only by Parent. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party . Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; Purchaser shall pay to Parent or any of Parent’s Affiliates an amount equal to any losses suffered by Parent or any of its Affiliates as a result of Purchaser failing to comply with its obligations under this Section 7.8.”

(p)
Waivers and Additional Agreements.

(i) It is hereby acknowledged and agreed that, prior to the Closing, the Thai JV Shares shall not be contributed, conveyed, transferred, assigned or delivered by the Thai Seller to the Company or any of its Subsidiaries, but shall remain owned by the Thai Seller until the Closing and shall be conveyed directly to APi Group at the Closing as provided in the Agreement, as amended by this Amendment, and Purchaser hereby waives compliance by Parent with the covenants and agreements set forth in Sections 5.15(a) and (b) of the Agreement with respect to the Thai JV Shares. It is further acknowledged and agreed that, for the avoidance of doubt, the defined term “Transferred Entity” as used in the Agreement includes the Thai JV.

(ii) It is hereby acknowledged and agreed that, prior to the Closing, (A) Chubb Canada will be converted from a limited liability company into an unlimited liability company pursuant to the Companies Act (Nova Scotia), (B)

Seller may cause an entity classification election under Treasury Regulations Section 301.7701-3 to be made in respect of Chubb Canada, (C) the Canadian Shares will be distributed by Chubb Group Limited to the Company, (D) immediately after the distribution described in the preceding clause (C), the Canadian Shares will be distributed by the Company to the Seller, and (E) the Canadian Shares shall be conveyed directly to Vipond at the Closing as provided in the Agreement, as amended by this Amendment. Purchaser hereby waives compliance by Parent with the covenants and agreements set forth in Section 5.4(a) and Sections 5.15(a) and (b) of the Agreement with respect to the foregoing. It is further acknowledged and agreed that, for the avoidance of doubt, the defined term “Transferred Entity” as used in the Agreement includes Chubb Canada and its Subsidiaries.

(iii)
The Closing Structure set forth on Section 5.15 of the Parent Disclosure Schedule is hereby amended and restated in its entirety in the form attached as Exhibit C to this Amendment.
2.
Amendments to Non-Competition Covenant. Section 5.14(b) of the Agreement is hereby amended by deleting the text:

“From and after the Closing Date until the date that is three (3) years after the date that the initial service period of the Transition Services Agreement ends pursuant to the terms thereof”

and replacing it with the following text:

“From and after the Closing Date until the date that is (x) in the case of any activity in a Business Territory that is part of the European Union, three (3) years after the Closing Date and (y) in case of any activity in a Business Territory that is not part of the European Union, three (3) years after the date that the initial service period of the Transition Services Agreement ends pursuant to the terms thereof”.

3.
Amendments to Form of Transition Services Agreement. The form of Transition Services Agreement attached to the Agreement as Exhibit B is hereby amended and restated in the form attached as Exhibit D to this Amendment (including the schedules attached thereto).
4.
Subject Jurisdiction Put Option. Pursuant to the notice delivered by Parent to Purchaser in accordance with the Agreement on October 25, 2021, Parent has exercised the Subject Jurisdiction Put Option. The parties agree that, for the avoidance of doubt, the Agreement shall apply to the Subject Jurisdiction Transferred Entities, the Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities, and such Subject Jurisdiction Transferred Entities, Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities shall be included in the Transferred Entities, Chubb Assets and Chubb Liabilities, respectively at the Closing.

5.
Survival of Supply Agreement. Notwithstanding anything in the Agreement or the Parent Disclosure Schedule to the contrary, the parties hereby acknowledge and agree that the Supply Agreement dated October 29, 2021, by and between Chubb Fire & Security Pty Ltd and Kidde Australia Pty Ltd, shall not be terminated in connection with the Closing and shall survive in full force and effect following the Closing in accordance with its terms.
6.
Certain Reimbursements. Parent shall reimburse Purchaser for the total of any and all actual expenses incurred by Purchaser or any of its subsidiary or affiliated companies (including, without limitation, any payroll tax, fringe benefits tax, payment on account, social security or insurance contributions and any other tax-related items, as well as any related interest, penalties or fines incurred due to any delay of Parent) with respect to any payments made in respect of the vested Parent LTIP Awards to Transferred Business Employees within thirty (30) days after the actual date of payment by Purchaser, or any of its subsidiary or affiliated companies, of such vested Parent LTIP Award.
7.
Miscellaneous.
(a)
Interpretation. On and after the Amendment Date, each reference in the Agreement to (i) “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment and (ii) the Parent Disclosure Schedule shall mean and be a reference to the Parent Disclosure Schedule as amended by this Amendment.
(b)
No Further Amendments. Except as expressly modified hereby, the Agreement remains in full force and effect. Upon the execution and delivery of this Amendment, the Agreement shall thereupon be deemed to be amended as set forth herein as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument.
(c)
The provisions of Article XI of the Agreement are hereby incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

CARRIER GLOBAL CORPORATION

By: /s/ Patrick Goris
Name: Patrick Goris
Title: Chief Financial Officer

CARRIER INVESTMENTS UK LIMITED

By: /s/ Christian Idczak
Name: Christian Idczak
Title: Director

CHUBB LIMITED

By: /s/ Robert Sloss
Name: Robert Sloss
Title: Director

[Signature Page to Amendment to Stock Purchase Agreement]

API GROUP CORPORATION

By: /s/ Russell A. Becker
Name: Russell A. Becker
Title: Chief Executive Officer

[Signature Page to Amendment to Stock Purchase Agreement]